                                                                 EXHIBIT 99.1



                                                Contact:  Robert B. Nolen, Jr.
                                                          President and Chief
                                                            Executive Officer
                                                               (205) 221-4111


                    PINNACLE BANCSHARES ANNOUNCES RESULTS FOR
                 FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004

         Jasper, Alabama (March 21, 2005) - Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle's results of operations for the fourth quarter and year ended December 31, 2004.

         For the year ended December 31, 2004, net income was $1,732,000, compared with net income of $2,426,000 in the prior year. Net interest income after the provision for loan losses for the year ended December 31, 2004, was $6,532,000, compared with $6,418,000 in the prior year.

         Mr. Nolen noted that non-interest income decreased from $2,845,000 for the year ended December 31, 2003, to $1,763,000 for the year ended December 31, 2004. This decrease was primarily attributable to decreases in net gains on sales of loans held for sale and available-for-sale securities of $360,000 and $774,000, respectively. Mr. Nolen remarked that during the year ended December 31, 2004 the Company restructured its securities portfolio in response to interest rates and incurred losses of $374,000 in connection with these transactions.

         For the three months ended December 31, 2004, net income was $451,000, compared with net income of $556,000 for the three months ended December 31, 2003. Net interest income after the provision for loan losses for the three months ended December 31, 2004, was $1,597,000 compared with $1,769,000 in the same period last year.

         Basic and diluted earnings were $1.11 per share and $1.09 per share, respectively, for the year ended December 31, 2004. In 2003, basic and diluted earnings were $1.53 per share and $1.50 per share, respectively. For the three months ended December 31, 2004, basic and diluted earnings were $0.29 and $0.28 per share, respectively. For the same period last year, basic and diluted earnings were $0.36 and $0.35 per share, respectively.

         Mr. Nolen stated that the Company's net interest margin was 3.61% and 3.67% for the fourth quarter and year ended December 31, 2004, respectively, compared to 3.83% and 3.71% for the fourth quarter and year ended December 31, 2003, respectively.

         Mr. Nolen noted that the provision for loan losses in fiscal 2004 was $588,000, compared to $963,000 in fiscal 2003. During the fourth quarter of fiscal 2004, the provision for loan losses was $147,000, compared to $81,000 in the same period last year. As a percent of total loans, the allowance for loan losses was 1.16% at December 31, 2004 compared to 1.37% at December 31, 2003.

         Mr. Nolen commented that the Company's equity position remained strong at December 31, 2004: total stockholders' equity was $19,914,000, an increase of 2.5% from December 31, 2003; book value was $12.79 per share, a 4.4% increase; and total stockholders equity to assets increased from 9.32% to 9.58%.

         Pinnacle Bancshares, Inc.'s wholly owned subsidiary Pinnacle Bank has six offices located in central and northwest Alabama.



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                            PINNACLE BANCSHARES, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS



                                             Three Months Ended December 31,
                                          --------------------------------------
                                              2004                      2003
                                          ------------             -------------
Net income                                $    451,000             $    556,000
Basic earnings per share                  $       0.29             $       0.36
Diluted earnings per share                $       0.28             $       0.35

Performance ratios (annualized):
  Return on average assets                        0.75%                    1.06%
  Return on average equity                        9.02%                   11.57%
  Interest rate spread                            3.54%                    3.79%
  Net interest margin                             3.61%                    3.83%
  Operating cost to assets                        2.90%                    2.69%

Weighted average basic shares
  outstanding                                1,549,637                1,562,561
Weighted average diluted shares
  outstanding                                1,585,937                1,611,027
Dividends per share                       $       0.11             $       0.10
Provision for loan losses                 $    147,000             $     81,000





                                                  Year Ended December 31,
                                          --------------------------------------
                                              2004                        2003
                                          -------------           --------------
Net income                                $  1,732,000             $  2,426,000
Basic earnings per share                  $       1.11             $       1.53
Diluted earnings per share                $       1.09             $       1.50

Performance ratios:
   Return on average assets                       0.82%                    1.13%
   Return on average equity                       8.80%                   12.45%
   Interest rate spread                           3.62%                    3.65%
   Net interest margin                            3.67%                    3.71%
   Operating cost to assets                       2.75%                    2.58%

Weighted average basic shares
   outstanding                               1,557,454                1,586,044
Weighted average diluted shares
   outstanding                               1,596,253                1,620,082
Dividends per share                       $       0.43             $       0.40
Provision for loan losses                 $    588,000             $    963,000





                                       2
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

                                                        December 31,
                                          --------------------------------------
                                                2004                      2003
                                          ---------------         --------------
Total assets                              $  207,832,000          $ 208,574,000
Loans receivable, net                     $   99,600,000          $ 105,477,000
Deposits                                  $  179,966,000          $ 179,939,000
Total stockholders' equity                $   19,914,000          $  19,431,000
Book value per share                      $        12.79          $       12.25
Stockholders' equity to assets ratio                9.58%                  9.32%

Asset quality ratios:
   Nonperforming loans as a percent of
     total loans                                    0.72%                  0.69%
   Nonperforming assets as a percent of
     total assets                                   0.64%                  0.84%
   Allowance for loan losses as a
     percent of total loans                         1.16%                  1.37%
   Allowance for loan losses as a
     percent of nonperforming loans               160.74%                201.51%




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